CRITEO ANNOUNCES THE EXTENSION OF ITS SHARE REPURCHASE AUTHORIZATION FROM $280 MILLION TO $480 MILLION

NEW YORK – December 8, 2022 – Criteo S.A. (NASDAQ: CRTO), the Commerce Media company, today announced that its Board of Directors has authorized an extension of its previously authorized share repurchase program of up to $280 million of the Company’s outstanding American Depository Shares to an increased amount of up to $480 million.

Megan Clarken, Chief Executive Officer, stated, "We are pleased to announce that our Board of Directors has authorized an extension of our share repurchase program. This demonstrates confidence in our business strategy, financial strength and our ongoing commitment to enhance shareholder value."

The Company intends to use repurchased shares under this extended program to satisfy employee equity obligations in lieu of issuing new shares, which would limit future dilution for its shareholders, as well as to fund potential acquisitions in the future.

Under the terms of the authorization, the stock purchases will be made in compliance with applicable state and federal securities laws and applicable provisions of French corporate law. The timing and amounts of any purchases will be based on market conditions and other factors including price, regulatory requirements and capital availability, as determined by Criteo's management team. The program does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

About Criteo

Criteo (NASDAQ: CRTO) is the global commerce media company that enables marketers and media owners to drive better commerce outcomes. Its industry leading Commerce Media Platform connects 22,000 marketers and thousands of media owners to deliver richer consumer experiences from product discovery to purchase. By powering trusted and impactful advertising, Criteo supports an open internet that encourages discovery, innovation, and choice. For more information, please visit www.criteo.com.

Contacts

Criteo Investor Relations
Melanie Dambre, m.dambre@criteo.com

Criteo Public Relations
Jessica Meyers, j.meyers@criteo.com

Forward-Looking Statements Disclosure

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our management’s beliefs and assumptions and on information currently available to management. Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this release, and nothing in this release should be regarded as a representation by any person that these beliefs or assumptions will take place or occur. You should read the Company’s most recent Annual Report on Form 10-K filed on February 25, 2022, and in subsequent Quarterly Reports on Form 10-Q, including the Risk Factors set forth therein and the exhibits thereto, as well as future filings and reports by the Company, completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.